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                    March 7, 2022

       Justin Gonzalez
       Chief Executive Officer
       Boon Industries, Inc.
       110 Spring Hill Road #16
       Grass Valley, CA 95945

                                                        Re: Boon Industries,
Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed February 28,
2022
                                                            File No. 000-56325

       Dear Mr. Gonzalez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Zev M. Bomrind, Esq.